Exhibit 99.1

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
http://www.cantelmedical.com

CANTEL MEDICAL REPORTS RECORD FINANCIAL RESULTS FOR THE
FOURTH QUARTER ENDED JULY 31, 2017

•	Net sales of $205.5 million, up 14.8% with organic sales growth of 9.2%

•	Full year net sales of $770.2 million, up 15.9% with organic sales growth of 11.0%

•	Diluted EPS of $0.41 up 4.2%

•	Non-GAAP diluted EPS of $0.54 up 11.4%

•	Full year diluted EPS of $1.71 up 18.9%

•	Full year Non-GAAP diluted EPS of $2.08 up 18.7%

LITTLE FALLS, New Jersey (September 28, 2017) ... CANTEL MEDICAL CORP. (NYSE:CMD) reported net income of $16,997, or $0.41 per diluted share, on a 14.8% increase in net sales to $205,502 for the fourth quarter ended July 31, 2017. This compares with net income of $16,291, or $0.39 per diluted share, on net sales of $179,002 for the fourth quarter ended July 31, 2016. For the full fiscal year ended July 31, 2017, the Company reported net income of $71,378, or $1.71 per diluted share, on a 15.9% increase in net sales to a record $770,157. This compares with net income of $59,953, or $1.44 per diluted share, on net sales of $664,755 for the full fiscal year ended July 31, 2016.

Non-GAAP net income increased 11.5% for the fourth quarter ended July 31, 2017 to $22,489, or $0.54 per diluted share, compared with non-GAAP net income of $20,162, or $0.48 per diluted share, for the same quarter last year. For the full fiscal year ended July 31, 2017, the Company reported a 18.9% increase in Non-GAAP net income to $86,740, or $2.08 per diluted share. This compares with non-GAAP net income for the full fiscal year ended July 31, 2016 of $72,938, or $1.75 per diluted share.

Jørgen B. Hansen, President and Chief Executive Officer stated, “We are pleased to report record sales and strong earnings performance this quarter. Our 14.8% reported sales growth in the quarter was driven by organic growth of 9.2% and the impact from acquisitions of 6.1%, which was slightly offset by the negative foreign currency impact of 0.5%. We continue to see very strong performance internationally, where sales were up 17.3% overall and our US business had performed exceptionally well given tough comparables with 14.1% growth. Gross margin was relatively flat year over year at 47.6%.”

Hansen added, “Our Endoscopy segment had strong organic growth of 9.7%, and overall sales growth of 13.9%, which was an excellent result given the very strong performance in the prior year. Our recurring revenue for this segment was up a healthy 17.6%. In July, we announced the acquisition of BHT Group, the German leader in automated endoscope reprocessing. We closed this transaction in August and are optimistic that the addition of BHT Group will position us well for future growth in Germany and add new products with strong global potential.

Sales in our Water Purification and Filtration segment increased 13.7%, with our strong backlog translating into an increase in shipments for the quarter, driving the majority of the growth over the prior year.

For the fourth consecutive quarter, our Healthcare Disposables segment yielded our strongest sales growth, up 23.0% with the majority of growth driven by the Accutron acquisition. Favorable product mix coupled with double-digit growth of our higher margin branded portfolio drove gross margin expansion in this segment.

The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. We finished the fourth quarter with cash of $36,584 and gross debt of $126,000, while generating adjusted EBITDAS of $42,555 in the quarter, up 13.1%. For the full fiscal year 2017, adjusted EBITDAS grew by 17.0% to $161,466 as compared to $137,949 for the full fiscal year 2016.

(dollar amounts in thousands except share and per share data or as otherwise specified)

Overall, the excellent performance in the fourth quarter capped off a strong fiscal year 2017 for Cantel that was entirely in line with our overall growth objectives."

Conference Call Information
The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2017 on Thursday, September 28, 2017 at 11:00 a.m. Eastern time.  In addition, during the conference call the Company will provide financial guidance with respect to the full fiscal year ending July 31, 2018.

To participate in the conference call, dial 1-877-407-8033 (US & Canada) or 1-201-689-8033 (International) approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, September 28, 2017 through midnight on November 28, 2017 by dialing 1-877-481-4010 (US & Canada) or 1-919-882-2331 (International) and using conference ID #:20215.

An audio webcast will be available via the Cantel website at www.cantelmedical.com.  A replay of the presentation will be archived on the Cantel web site for those unable to listen live. In addition, the Company will provide a supplemental presentation to complement the conference call. The presentation can be accessed on Cantel’s website in the Investor Relations section under presentations.

About Cantel Medical
Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:	Milicent Brooks	Richard E. Moyer
	Cantel Medical Corp.	Cameron Associates, Inc.
	mbrooks@cantelmedical.com	richard@cameronassoc.com
	Phone: (973) 774-7452	Phone: (212) 554-5466

(dollar amounts in thousands except share and per share data or as otherwise specified)

CANTEL MEDICAL CORP.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2017	2016	2017	2016
Net sales	$205,502	$179,002	$770,157	$664,755

Cost of sales	107,774	93,672	402,997	355,569

Gross profit	97,728	85,330	367,160	309,186

Expenses:
Selling	30,801	28,095	116,113	99,062
General and administrative	34,598	26,908	122,270	97,463
Research and development	5,039	4,511	18,367	15,410
Total operating expenses	70,438	59,514	256,750	211,935

Income from operations	27,290	25,816	110,410	97,251

Interest expense, net	1,000	833	4,303	3,320
Other income	(126)	—	(126)	—

Income before income taxes	26,416	24,983	106,233	93,931

Income taxes	9,419	8,692	34,855	33,978

Net income	$16,997	$16,291	$71,378	$59,953

Earnings per common share - diluted	$0.41	$0.39	$1.71	$1.44

Dividends per common share	$0.07	$0.06	$0.14	$0.12

Weighted average shares - diluted	41,799,602	41,751,217	41,797,492	41,730,557

(dollar amounts in thousands except share and per share data or as otherwise specified)

CANTEL MEDICAL CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31, 2017	July 31, 2016
Assets
Cash and cash equivalents	$36,584	$28,367
Accounts receivable, net	110,656	93,332
Inventories, net	98,724	91,486
Prepaid expenses and other current assets	11,407	9,557
Property and equipment, net	88,338	74,604
Intangible assets, net	124,512	111,719
Goodwill	311,445	280,318
Other assets	4,707	5,149
	$786,373	$694,532

Liabilities and stockholders’ equity
Current liabilities	$106,779	$96,335
Deferred income taxes	24,714	23,579
Long-term debt	126,000	116,000
Other long-term liabilities	4,948	4,248
Stockholders’ equity	523,932	454,370
	$786,373	$694,532

(dollar amounts in thousands except share and per share data or as otherwise specified)

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under generally accepted accounting principles in the United States (“GAAP”) with certain non-GAAP financial measures including (i) non-GAAP net income; (ii) non-GAAP earnings per diluted share ("EPS"); (iii) earnings before interest, taxes, depreciation, amortization, loss on disposal of fixed assets, and stock-based compensation expense (“EBITDAS”); (iv) adjusted EBITDAS; (v) net debt; and (vi) organic sales. These non-GAAP financial measures are indicators of the Company's performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect comparability of operating results and the trend of earnings. These adjustments are irregular in timing, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) amortization of purchased intangible assets; (ii) acquisition related items; (iii) business optimization and restructuring-related charges; (iv) certain significant and discrete tax matters; and (v) other significant items management deems irregular or non-operating in nature.

Amortization expense of purchased intangible assets is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with our acquisition program and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with our acquisition program, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since these acquisition related items are irregular and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

As a result of the adoption of a new accounting standard on August 1, 2016, we no longer record excess tax benefits as an adjustment to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $2,241 in the twelve months ended July 31, 2017. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, are dependent upon our future grants of equity awards, our future share price on the date awards vest in relation to the fair value of awards on grant date and the exercise behavior of our stock option holders. Since these favorable tax benefits are largely unrelated to our results and unrepresentative of our normal effective tax rate, we excluded its impact on net income and diluted EPS for the twelve months ended July 31, 2017 to arrive at our non-GAAP financial measures.

In fiscal 2016, we announced the retirement plans of our Chief Executive Officer and recorded the majority of the costs associated with his retirement in our consolidated financial statements. Since these costs are irregular and mask our underlying operating performance, we made an adjustment to our net income and diluted EPS for the twelve months ended July 31, 2017 and 2016, respectively to exclude such costs to arrive at our non-GAAP financial measures.

Tax legislation was enacted in the United States and internationally that enabled us to record favorable tax benefits in during fiscal 2016 relating to the 2015 calendar year. Since these favorable tax benefits were largely unrelated to fiscal 2016, we excluded its impact on net income and diluted EPS for the twelve months ended July 31, 2016 for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current performance and a comparison to past performance.

Three months ended July 31, 2017

We made adjustments to net income and diluted EPS to exclude (i) amortization expense of purchased intangible assets, (ii) acquisition related items and (iii) other business optimization and restructuring-related charges to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

Three months ended July 31, 2016

We made adjustments to net income and diluted EPS to exclude (i) amortization expense of purchased intangible assets and (ii) costs associated with the retirement of our former Chief Executive Officer to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

Twelve months ended July 31, 2017

We made adjustments to net income and diluted EPS to exclude (i) amortization expense of purchased intangible assets, (ii) acquisition related items, (iii) costs associated with the retirement of our former Chief Executive Officer and (iv) other business optimization and restructuring-related charges to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

Twelve months ended July 31, 2016

We made adjustments to net income and diluted EPS to exclude (i) amortization expense of purchased intangible assets, (ii) acquisition related items, (iii) costs associated with the retirement of our former Chief Executive Officer and (iv) the favorable impact of tax legislation to arrive at our non-GAAP financial measures, non-GAAP net income and non-GAAP diluted EPS.

The reconciliations of net income and diluted EPS to non-GAAP net income and non-GAAP diluted EPS were calculated as follows for the three months ended July 31, 2017 and 2016:

	Three Months Ended
	July 31,
(Unaudited)	2017		2016
Net income/diluted EPS, as reported	$16,997	$0.41	$16,291	$0.39
Intangible amortization, net of tax(1)	4,324	0.10	2,399	0.06
Acquisition related items, net of tax(2)	301	0.01	—	—
CEO retirement costs, net of tax(1)	—	—	1,472	0.03
Restructuring costs, net of tax(1)	867	0.02	—	—
Non-GAAP net income/non-GAAP diluted EPS	$22,489	$0.54	$20,162	$0.48
_______________________________________________________

(1)	Amounts were recorded in general and administrative expenses.

(2)	For the three months ended July 31, 2017, a favorable pre-tax acquisition related item of $148 was recorded in cost of sales and $800 was recorded in general and administrative expenses.

(dollar amounts in thousands except share and per share data or as otherwise specified)

The reconciliations of net income and diluted EPS to non-GAAP net income and non-GAAP diluted EPS were calculated as follows for the twelve months ended July 31, 2017 and 2016:

	Twelve Months Ended
	July 31,
(unaudited)	2017		2016
Net income/diluted EPS, as reported	$71,378	$1.71	$59,953	$1.44
Intangible amortization, net of tax(1)	12,800	0.30	9,283	0.22
Acquisition related items, net of tax(2)	1,533	0.04	2,290	0.06
CEO retirement costs, net of tax(1)	1,213	0.03	2,212	0.05
Restructuring costs, net of tax(1)	2,057	0.05	—	—
Excess tax benefit(3)	(2,241)	(0.05)	—	—
Tax legislative changes(3)	—	—	(800)	(0.02)
Non-GAAP net income/non-GAAP diluted EPS	$86,740	$2.08	$72,938	$1.75
__________________________________________________

(1)	Amounts were recorded in general and administrative expenses.

(2)
For the twelve months ended July 31, 2017, pre-tax acquisition related items of $353 was recorded in cost of sales and $2,094 was recorded in general and administrative expenses. For the twelve months ended July 31, 2016, pre-tax acquisition related items of $959 was recorded in cost of sales and $2,254 was recorded in general and administrative expenses.

(3)	Amounts were recorded in income taxes.

Reconciliation of Net Income to EBITDAS and Adjusted EBITDAS

We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment have on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of purchased intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define adjusted EBITDAS as EBITDAS excluding the same non-GAAP adjustments to net income discussed above. We use adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such adjustments, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of net income to EBITDAS and Adjusted EBITDAS were calculated as follows:

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
(Unaudited)	2017	2016	2017	2016
Net income, as reported	$16,997	$16,291	$71,378	$59,953
Interest expense, net	1,000	833	4,303	3,320
Income taxes	9,419	8,692	34,855	33,978
Depreciation	4,123	3,235	15,045	11,989
Amortization	6,477	3,358	18,407	13,095
Loss on disposal of fixed assets	477	376	966	553
Stock-based compensation expense	1,861	2,524	8,844	8,361
EBITDAS	40,354	35,309	153,798	131,249
Acquisition related items	652	—	2,447	3,213
CEO retirement costs	—	2,325	1,937	3,487
Restructuring costs	1,549	—	3,284	—
Adjusted EBITDAS	$42,555	$37,634	$161,466	$137,949

(dollar amounts in thousands except share and per share data or as otherwise specified)

Reconciliation of Debt to Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears on our Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

The reconciliations of debt to net debt were calculated as follows:

	July 31, 2017	July 31, 2016
(Unaudited)
Long-term debt	$126,000	$116,000
Less cash and cash equivalents	(36,584)	(28,367)
Net debt	$89,416	$87,633

Reconciliation of Net Sales Growth to Organic Sales Growth

We define organic sales as net sales less (i) the impact of foreign currency translation and (ii) net sales related to acquired businesses during the first twelve months of ownership and (iii) divestures during the periods being compared. We believe that reporting organic sales provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior periods. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size, and number of acquisitions can vary dramatically from period to period and can obscure underlying business trends and make comparisons of financial performance difficult.

For the three months ended July 31, 2017, the reconciliation of net sales growth to organic sales growth for total net sales and net sales of our four reportable segments were calculated as follows:

(Unaudited)	Net Sales	Endoscopy Net Sales	Water Purification and Filtration Net Sales	Healthcare Disposables Net Sales	Dialysis Net Sales
Net sales growth	14.8%	13.9%	13.7%	23.0%	1.4%
Impact due to foreign currency translation	0.5%	1.0%	0.1%	0.0%	0.0%
Sales related to acquisitions	(6.1)%	(5.2)%	0.0%	(20.1)%	0.0%
Organic sales growth	9.2%	9.7%	13.8%	2.9%	1.4%

For the twelve months ended July 31, 2017, the reconciliation of net sales growth to organic sales growth for total net sales and net sales of our four reportable segments were calculated as follows:

(Unaudited)	Net Sales	Endoscopy Net Sales	Water Purification and Filtration Net Sales	Healthcare Disposables Net Sales	Dialysis Net Sales
Net sales growth	15.9%	16.7%	10.6%	28.3%	(6.9)%
Impact due to foreign currency translation	1.0%	1.8%	0.0%	0.0%	0.0%
Sales related to acquisitions	(5.9)%	(3.5)%	0.0%	(23.9)%	0.0%
Organic sales growth	11.0%	15.0%	10.6%	4.4%	(6.9)%

(dollar amounts in thousands except share and per share data or as otherwise specified)